Exhibit 99.2

                  Griffon Corporation Prices $125 Million Of
              Contingent Convertible Subordinated Notes Due 2023

         JERICHO, N.Y., July 15, 2003 - Griffon Corporation (NYSE: GFF) today announced the pricing of $125 million of its 4% Contingent Convertible Subordinated Notes due 2023 (the "Notes"). Griffon has also granted to the initial purchasers an option to purchase up to an additional $25 million of the Notes. The Notes will pay interest at a rate of 4% per annum plus, under certain circumstances beginning in 2010, contingent interest of 0.50% per annum based on the average trading price of the Notes for a specified period prior to the applicable six-month interest period.

         The Notes are convertible into shares of Griffon Corporation common stock at an initial conversion price of $24.13 per share, which represents a 48% premium based on the closing price of $16.30 per share for the common stock on July 14, 2003, provided that any one of several contingencies are met, including that Griffon common stock has traded above $28.96 for 20 out of 30 trading days for specified periods of time.

         The Notes may not be redeemed by Griffon for seven years, but are redeemable at any time thereafter at par, plus accrued and unpaid interest. Holders of the Notes will have the option to require Griffon to purchase their Notes at par at the end of 7, 10, and 15 years.

         Griffon Corporation intends to use the proceeds from the offering of
Notes: (1) to repay approximately $49 million of revolving credit debt, (2) to repurchase approximately 3.07 million shares of its common stock for approximately $50 million, and (3) for general corporate purposes. The shares will be purchased at a price of $16.30 per share, contingent upon, and concurrently with, the closing of the offering of the Notes.

         This notice does not constitute an offer to sell or the solicitation of an offer to buy securities. The offering will be made only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended. The securities to be offered have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and unless so registered may not be offered or sold in the United States, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws.

         Certain statements in this press release are forward-looking within the meaning of the federal securities laws. While the Company believes any forward-looking statements made are reasonable, actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to, business and economic conditions, competitive factors and pricing pressures, capacity and supply constraints. Such statements reflect the views of the company with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of the company. Readers are cautioned not to place undue reliance on these forward-looking statements. The company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect future events or circumstances or to reflect the occurrence of unanticipated events.